Exhibit 99.1

Arrow Electronics Achieves Record First Quarter Sales

-- Earnings Significantly Exceed Expectations --

-- Non-GAAP Earnings Per Share of $.76 --

MELVILLE, N.Y.--(BUSINESS WIRE)--May 3, 2010--Arrow Electronics, Inc. (NYSE:ARW) today reported first quarter 2010 net income of $87.0 million ($.72 and $.71 per share on a basic and diluted basis, respectively) on sales of $4.24 billion, compared with net income of $26.7 million ($.22 per share on both a basic and diluted basis) on sales of $3.42 billion in the first quarter of 2009.

The company's results for the first quarters of 2010 and 2009 include a number of items outlined below that impact their comparability. A complete reconciliation of these items is provided under the heading “Certain Non-GAAP Financial Information.” Excluding those items, on a non-GAAP basis, net income for the quarter ended April 3, 2010 would have been $92.6 million ($.77 and $.76 per share on a basic and diluted basis, respectively) and net income for the quarter ended April 4, 2009 would have been $42.8 million ($.36 per share on both a basic and diluted basis).

“The positive momentum we built during the fourth quarter of 2009 has accelerated into 2010 driving us to a first quarter record level of sales. Our very strong results exceeded our expectations for both sales and earnings per share,” said Michael J. Long, chairman, president, and chief executive officer. “Operating income and return on invested capital almost doubled year over year, while our return on invested capital reached 12.1%.”

“The results this quarter demonstrate the significant operating leverage we have in the business, as operating income growth substantially outpaced sales growth on both a year-over-year and sequential basis,” said Paul J. Reilly, executive vice president and chief financial officer. “We have seen a continuation of the improvement in gross margin in our components business, which experienced its second consecutive sequential increase in gross margin and the first year-over-year increase in more than 2 years.”

Global components sales of $3.13 billion increased 33 percent year over year. “We experienced excellent growth across all of our components regions, which resulted in significant year-over-year increases in sales, profitability, and returns. Asia Pacific saw its first $1 billion quarter, which is a milestone achievement for the team, as growth continues to be extremely robust in this region,” Mr. Long said.

Global enterprise computing solutions (“ECS”) sales of $1.11 billion increased 3 percent year over year, marking the first year-over-year increase in sales since the fourth quarter of 2008. “Storage, software, and services again grew at a healthy double-digit rate year over year as customers moved forward with improving their capabilities on existing server infrastructure. We saw strong performance in our solutions segments of virtualization, security, and networking, while industry standard servers also posted year-over-year growth,” said Mr. Long. “We continued to see weakness in the higher margin proprietary server segment, particularly in North America, resulting in a year-over-year decline in sales in this product set,” Mr. Long added.

The company's results for the first quarters of 2010 and 2009 include the items outlined below that impact their comparability:

  restructuring, integration, and other charges of $7.4 million ($5.5 million net of related taxes or $.05 per share on both a basic and diluted basis) in 2010 and $24.0 million ($16.1 million net of related taxes or $.13 per share on a both basic and diluted basis) in 2009.

GUIDANCE

“Looking ahead, we believe that total second quarter sales will be between $4.3 and $4.6 billion, with global components sales between $3.2 and $3.3 billion and global enterprise computing solutions sales between $1.1 and $1.3 billion. Earnings per share, on a diluted basis, excluding any charges, are expected to be in the range of $.78 to $.86,” said Mr. Reilly.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 900 suppliers and 125,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 310 locations in 51 countries and territories.

Certain Non-GAAP Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise primarily out of the company’s efficiency enhancement initiatives. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the table below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers the charges, credits and losses referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ARROW ELECTRONICS, INC.
EARNINGS RECONCILIATION
(In thousands except per share data)

	Quarter Ended
	April 3,	April 4,
	2010	2009
	(unaudited)

Operating income, as reported	$145,270	$61,237
Restructuring, integration, and other charges	7,437	24,018
Operating income, as adjusted	$152,707	$85,255

Net income attributable to shareholders, as reported	$87,046	$26,741
Restructuring, integration, and other charges	5,545	16,069
Net income attributable to shareholders, as adjusted	$92,591	$42,810

Net income per basic share, as reported	$.72	$.22
Restructuring, integration, and other charges	.05	.13
Net income per basic share, as adjusted	$.77	$.36

Net income per diluted share, as reported	$.71	$.22
Restructuring, integration, and other charges	.05	.13
Net income per diluted share, as adjusted	$.76	$.36

The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

ARROW ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Quarter Ended
	April 3,	April 4,
	2010	2009
	(unaudited)

Sales	$4,235,366	$3,417,428
Costs and expenses:
Cost of sales	3,697,433	2,986,432
Selling, general and administrative expenses	366,749	329,114
Depreciation and amortization	18,477	16,627
Restructuring, integration, and other charges	7,437	24,018
	4,090,096	3,356,191
Operating income	145,270	61,237
Equity in earnings of affiliated companies	1,148	323
Interest and other financing expense, net	19,086	23,035
Income before income taxes	127,332	38,525
Provision for income taxes	40,291	11,789
Consolidated net income	87,041	26,736
Noncontrolling interests	(5)	(5)
Net income attributable to shareholders	$87,046	$26,741
Net income per share:
Basic	$.72	$.22
Diluted	$.71	$.22
Average number of shares outstanding:
Basic	120,223	119,570
Diluted	121,906	120,133

ARROW ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands except par value)

	April 3,	December 31,
	2010	2009
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$810,051	$1,137,007
Accounts receivable, net	3,081,692	3,136,141
Inventories	1,476,648	1,397,668
Other current assets	182,836	168,812
Total current assets	5,551,227	5,839,628
Property, plant and equipment, at cost:
Land	23,494	23,584
Buildings and improvements	133,264	137,539
Machinery and equipment	794,509	779,105
	951,267	940,228
Less: Accumulated depreciation and amortization	(484,801)	(479,522)
Property, plant and equipment, net	466,466	460,706
Investments in affiliated companies	54,298	53,010
Cost in excess of net assets of companies acquired	915,555	926,296
Other assets	466,986	482,726
Total assets	$7,454,532	$7,762,366
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,460,494	$2,763,237
Accrued expenses	425,853	445,914
Short-term borrowings, including current portion of long-term debt	129,159	123,095
Total current liabilities	3,015,506	3,332,246

Long-term debt	1,262,840	1,276,138
Other liabilities	234,290	236,685
Equity:
Shareholders' equity:
Common stock, par value $1:
Authorized – 160,000 shares in 2010 and 2009
Issued – 125,337 and 125,287 shares in 2010 and 2009, respectively	125,337	125,287
Capital in excess of par value	1,040,958	1,056,704
Treasury stock (4,931 and 5,459 shares in 2010 and 2009, respectively), at cost	(160,824)	(179,152)
Retained earnings	1,781,563	1,694,517
Foreign currency translation adjustment	164,705	229,019
Other	(9,843)	(9,415)
Total shareholders' equity	2,941,896	2,916,960
Noncontrolling interests	-	337
Total equity	2,941,896	2,917,297
Total liabilities and equity	$7,454,532	$7,762,366

ARROW ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Quarter Ended
	April 3,	April 4,
	2010	2009
	(unaudited)
Cash flows from operating activities:
Consolidated net income	$87,041	$26,736
Adjustments to reconcile consolidated net income to net cash provided by (used for) operations:
Depreciation and amortization	18,477	16,627
Amortization of stock-based compensation	8,467	5,357
Amortization of deferred financing costs and discount on notes	558	547
Equity in earnings of affiliated companies	(1,148)	(323)
Deferred income taxes	15,091	10,508
Restructuring, integration, and other charges	5,545	16,069
Excess tax benefits from stock-based compensation arrangements	(1,762)	2,158
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	8,094	603,992
Inventories	(99,247)	161,195
Accounts payable	(272,909)	(448,384)
Accrued expenses	(26,951)	(145,855)
Other	(23,473)	(17,976)
Net cash provided by (used for) operating activities	(282,217)	230,651
Cash flows from investing activities:
Acquisition of property, plant and equipment	(27,514)	(36,812)
Cash consideration paid for acquired businesses	(3,060)	-
Proceeds from sale of facilities	6,806	-
Other	-	(89)
Net cash used for investing activities	(23,768)	(36,901)
Cash flows from financing activities:
Change in short-term borrowings	14,160	(12,322)
Repayment of long-term bank borrowings	-	(29,400)
Proceeds from long-term bank borrowings	-	29,400
Proceeds from exercise of stock options	1,579	554
Excess tax benefits from stock-based compensation arrangements	1,762	(2,158)
Repurchases of common stock	(6,185)	(2,073)
Net cash provided by (used for) financing activities	11,316	(15,999)
Effect of exchange rate changes on cash	(32,287)	(10,518)
Net increase (decrease) in cash and cash equivalents	(326,956)	167,233
Cash and cash equivalents at beginning of period	1,137,007	451,272
Cash and cash equivalents at end of period	$810,051	$618,505

ARROW ELECTRONICS, INC.
SEGMENT INFORMATION
(In thousands)

	Quarter Ended
	April 3,	April 4,
	2010	2009
	(unaudited)

Sales:
Global components	$3,128,022	$2,345,012
Global ECS	1,107,344	1,072,416
Consolidated	$4,235,366	$3,417,428

Operating income (loss):
Global components	$154,108	$76,098
Global ECS	23,913	32,026
Corporate (a)	(32,751)	(46,887)
Consolidated	$145,270	$61,237
(a)	Includes restructuring, integration, and other charges of $7.4 million and $24.0 million for the first quarters of 2010 and 2009, respectively.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President & Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President & Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Director, External Communications